Exhibit (d)(15)

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Stockholder Agreement”) is made and entered into as of April 30, 2006, among General William Lyon (“Offeror”), and the undersigned stockholders (the “Stockholders”) of William Lyon Homes, a Delaware corporation (the “Company”).

RECITALS

A. Offeror has commenced a tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at an offer price of $100 per share pursuant to the Offer to Purchase dated as of March 17, 2006 and the related letter of transmittal, as amended by amendments to the Schedule TO/13E-3 filed by Offeror with the United States Securities and Exchange Commission and by the Supplement to the Offer to Purchase dated as of April 10, 2006 and the related revised letter of transmittal (as it may be amended, including to reflect the Second Amended Offer Price as described below, the “Offer”).

B. Stockholders are the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Common Stock as is indicated on the signature page of this Stockholder Agreement; and

C. In consideration of Offeror increasing the offer price to $109.00 in cash per share of Common Stock (the “Second Amended Offer Price”), Stockholders agree to tender the shares of Common Stock of which they are the beneficial owner in the Offer.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Stockholder Agreement:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Offer shall have been terminated by Offeror, (ii) the expiration date of the Offer, which is 12:00 midnight, New York City time, on Friday, May 12, 2006, or (iii) 5 p.m. New York City time on the business day following any announcement by any Person other than Offeror, Stockholders or any of their respective Representatives of a bona fide offer by such Person to acquire all outstanding shares of Common Stock of the Company at a per share price higher than the Second Amended Offer Price (unless prior to such time, Offeror has publicly announced that he will increase the Offer price to equal or exceed such third party’s offer); provided, however, that with respect to clause (iii), such offer shall not have been initiated, financed, solicited or encouraged by Stockholders or their Representatives in violation of Section 8(b) of this Stockholder Agreement.

(b) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c) “Representatives” shall mean, in relation to any Person, such Person’s directors, officers, employees, partners, members, managers, shareholders, affiliates, controlling persons, agents and legal and financial advisors.

(d) “Shares” shall mean: (i) all securities of Company (including all shares of Company Common Stock and other rights to acquire shares of Company Common Stock) owned by Stockholders as of the date of this Stockholder Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all rights to acquire shares of Company Common Stock) of which Stockholders acquire ownership during the period from the date of this Stockholder Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(e) “Transfer” A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares. Stockholders agree that, during the period from the date of this Stockholder Agreement through the Expiration Date, Stockholders shall not cause or permit any Transfer of any of the Shares to be effected other than as provided in this Stockholder Agreement.

3. Agreement to Tender. Stockholders hereby agree to tender (and agree they will not withdraw prior to the Expiration Date), pursuant to and in accordance with the terms of the Offer, the Shares. Within five (5) business days after the filing by Offeror of an amendment to the Schedule TO/13E-3 announcing the Second Amended Offer Price, Stockholders shall (x) deliver to the depositary for the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by Stockholders to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Stockholders hereby agree not to tender the Shares into any exchange or tender offer commenced by a third party other than Offeror prior to the Expiration Date.

4. No Ownership Interest. Nothing contained in this Stockholder Agreement shall be deemed to vest in Offeror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholders.

5. Representations and Warranties of Stockholders.

(a) Power; Binding Agreement. Stockholders have full power and authority to execute and deliver this Stockholder Agreement, to perform Stockholders’ obligations hereunder and to consummate the transactions contemplated hereby. If a Stockholder is a corporation or other entity, the execution, delivery and performance by such Stockholder of this Stockholder Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Stockholder Agreement and the consummation by it of the transactions contemplated hereby. This Stockholder Agreement has been duly executed and delivered by Stockholders, and, assuming this Stockholder Agreement constitutes a valid and binding obligation of Offeror, constitutes a valid and binding obligation of Stockholders, enforceable against it in accordance with its terms.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any state or federal public body or authority (“Governmental Entity”) is necessary for the execution of this Stockholder Agreement by Stockholders and the consummation by Stockholders of the transactions contemplated by this Stockholder Agreement. None of the execution and delivery of this Stockholder Agreement by Stockholders, the consummation by Stockholders of the transactions contemplated by this Stockholder Agreement or compliance by Stockholders with any of the provisions of this Stockholder Agreement shall (i) if a Stockholder is a corporation or other entity, conflict with or result in any breach of any organizational documents applicable to such Stockholder, or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which any Stockholder is a party or by which any Stockholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Stockholders or any of Stockholders’ properties or assets.

(c) Ownership of Shares. Stockholders (i) are the beneficial owner of the shares of Common Stock indicated on the signature page of this Stockholder Agreement, which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder); and (ii) does not beneficially own any securities of Company other than the shares of Company Common Stock indicated on the signature page of this Stockholder Agreement.

(d) Authority. Each Stockholder has sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Stockholder Agreement, in each case with respect to all of such Stockholder’s shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Stockholder Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Stockholder Agreement based upon arrangements made by or on behalf of Stockholders.

(f) Reliance by Offeror. Stockholders understand and acknowledge that Offeror is increasing the offer price to $109.00 in cash per share of Common Stock in reliance upon Stockholders’ execution and delivery of this Stockholder Agreement.

6. Representations and Warranties of Offeror.

(a) Power; Binding Agreement. Offeror has full power and authority to execute and deliver this Stockholder Agreement, to perform Offeror’s obligations hereunder and to consummate the transactions contemplated hereby. This Stockholder Agreement has been duly executed and delivered by Offeror, and, assuming this Stockholder Agreement constitutes a valid and binding obligation of Stockholders, constitutes a valid and binding obligation of Offeror, enforceable against it in accordance with its terms.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Stockholder Agreement by Offeror and the consummation by Offeror of the transactions contemplated by this Stockholder Agreement. None of the execution and delivery of this Stockholder Agreement by Offeror, the consummation by Offeror of the transactions contemplated by this Stockholder Agreement or compliance by Offeror with any of the provisions of this Stockholder Agreement shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Offeror is a party or by which Offeror or any of his properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Offeror or any of Offeror ‘s properties or assets.

7. Covenants of Offeror.

(a) Offeror shall not amend the Offer in any manner adverse to Stockholders; provided, any amendment to increase the Offer price or extend the Offer shall not be adverse to Stockholders.

(b) In the event that, at anytime during the 90 calendar days following acceptance of the Shares for payment by Offeror pursuant to the Offer, Offeror acquires any shares of Common Stock at a per share price higher than the price paid in the Offer, Offeror shall pay to each Stockholder an amount equal to the difference between (x) the amount received by such Stockholder pursuant to the Offer and (y) the amount such Stockholder would have received had it sold its shares to Offeror at such higher per share price.

8. Certain Restrictions.

(a) Stockholders agree not to, directly or indirectly, take any action prior to the termination of this Stockholder Agreement that would make any representation or warranty of Stockholders contained herein untrue or incorrect.

(b) Prior to the termination of this Stockholder Agreement, neither Stockholders nor any of their respective Representatives will in any manner, directly or indirectly, initiate, finance, solicit, encourage, or otherwise be involved or participate in or be a part of, any proposal by any Person other than Offeror for the purchase of all or any part of the outstanding Common Stock or assets of the Company. Stockholders shall be liable for any breach by their respective Representatives of the provisions of this Section 8(b).

9. Disclosure. Stockholders agree to permit Offeror to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Offeror, in its sole discretion, determines to be necessary or desirable in connection with the Offer, Stockholders’ identity and ownership of Shares and the nature of Stockholders’ commitments, arrangements and understandings under this Stockholder Agreement.

10. Termination. This Stockholder Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, that the obligations of Offeror pursuant to Section 7(b) hereof shall survive such termination. Nothing in this Section 10 shall relieve or otherwise limit any party of liability for breach of this Stockholder Agreement.

11. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Stockholder Agreement will not affect the validity or enforceability of the other provisions of this Stockholder Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Stockholder Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Stockholder Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment. This Stockholder Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Stockholder Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c) Amendments; Waiver. This Stockholder Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Offeror shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Offeror upon any such violation, Offeror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Offeror at law or in equity.

(e) Notices. All notices and other communications pursuant to this Stockholder Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Offeror:

4490 Von Karman Avenue

Newport Beach, CA 92660

Attention: General William Lyon

Telecopy No.: (949) 252-2525

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention: David A. Krinsky

Telecopy No.: (929) 823-6994

If to Stockholders: To the address for notice set forth on the signature page hereof.

(f) No Waiver. The failure of any party to exercise any right, power or remedy provided under this Stockholder Agreement or otherwise available in respect of this Stockholder Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Stockholder Agreement, and any custom or practice of the parties at variance with the terms of this Stockholder Agreement, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries. This Stockholder Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law. This Stockholder Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(i) Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Stockholder Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Newcastle County for the purpose of any action arising out of or relating to this Stockholder Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Stockholder Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(j) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Stockholder Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement. This Stockholder Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Stockholder Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Stockholder Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Stockholder Agreement.

(m) Expenses. All costs and expenses incurred in connection with this Stockholder Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(n) Further Assurances. From time to time, at any other party’s request and without further consideration, each party shall execute and deliver any additional documents and take any further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

(o) Counterparts. This Stockholder Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be duly executed on the day and year first above written.

OFFEROR	STOCKHOLDERS

/S/ WILLIAM LYON
General William Lyon	CHESAPEAKE PARTNERS LIMITED PARTNERSHIP

	By:	Chesapeake Partners Management Co., Inc., its General Partner

	By:	/S/ MARK LERNER
	Name:	Mark Lerner
	Title:	Vice President

CHESAPEAKE PARTNERS INTERNATIONAL LTD.

	By:	Chesapeake Partners Management Co., Inc., its Investment Manager

	By:	/S/ MARK LERNER
	Name:	Mark Lerner
	Title:	Vice President

Address:

c/o Chesapeake Partners Management Co. Inc.
1829 Reistertown Road
Suite 420
Baltimore, MD 21208

Telephone: (410) 602- 0195
Facsimile No.: (410) 602- 0391

Aggregate Shares beneficially owned:
308,900 shares of Company Common Stock

[Signature Page to Stockholder Agreement]